Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Agreement made and entered into this 8th day of March, 2021, by and between Employers Holdings, Inc. (hereinafter referred to as the “Company” or “Employer”) and Douglas D. Dirks (hereinafter referred to as “Employee”) (and individually referred to as the “Party” and collectively referred to as the “Parties”).

WITNESSETH:
WHEREAS, Employee has been employed by the Company in the position of President, Chief Executive Officer; and
WHEREAS, Employee and the Company are parties to that certain employment agreement dated November 7, 2018, and effective January 1, 2019 (the “Employment Agreement”), which is incorporated in part herein by reference; and
WHEREAS, the Company previously granted to Employee certain equity awards including restricted stock units and performance share units (the “Awards”) under the Company’s Equity and Incentive Plan and applicable award agreements thereunder (such documents, collectively, the “Award Documents”); and
WHEREAS, the Employee has notified the Company of his intent to retire April 1, 2021 (the “Retirement Date”); and
WHEREAS, the Employee’s retirement is a Voluntary Termination by the Employee, pursuant to Section 7(d) of the Employment Agreement; and
WHEREAS, the Employee’s termination is a Retirement for purposes of the annual bonus program and the Award Documents, as such term or equivalent terms are defined in the applicable bonus letter or Award Documents; and
WHEREAS, in accordance with the applicable Award Documents, Employee is entitled to retirement vesting equal to fifty percent (50%) of all unvested restricted stock units and a pro-rated number of performance share units, based on number of months employed during the relevant performance period and subject to certified corporate performance (the “Retirement Vesting”); and
WHEREAS, for Employee’s significant contributions to the Company, the Board of Directors of the Company after consultation with the Compensation Committee and their outside compensation consultant, has determined to provide additional acceleration of the Awards (the “CEO Retirement Benefits”); and
WHEREAS, the Employee is voluntarily executing this separation and release agreement (this “Agreement”) as a condition of receiving the CEO Retirement Benefits; and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, anything arising out of or in any way related to Employee’s employment with, retirement or separation from the Company.

NOW, THEREFORE, in consideration of the terms, covenants and conditions hereafter set forth, the Parties hereto do now mutually agree as follows:
1. The Employee’s last day of employment is the Retirement Date.
2. The Parties agree that provided the Company receives an executed original of this Agreement from Employee in accordance with the terms of this Agreement, and subject to Employee not receiving a new equity grant in 2021 from the Company, Employee shall be entitled to the CEO Retirement Benefits as follows:
a. RSU Award Accelerated Vesting. Vesting acceleration of one hundred percent (100%) of Employee’s existing restricted stock unit Awards, after taking into account Retirement Vesting, that are outstanding and unvested as of the date of the Retirement Date.
b. PSU Award Accelerated Vesting. Vesting acceleration of one hundred percent (100%) of Employee’s existing performance share unit Awards, after taking into account Retirement Vesting, that are outstanding and unvested as of the date of the Retirement Date, subject to certified corporate performance.
All terms of the Award Documents, including timing of settlement of the Awards remain unchanged. Except as explicitly set forth in this Agreement, Employee acknowledges and agrees that Employee is not entitled to receive any severance compensation or post-termination benefits from the Company and expressly agrees his retirement is a Voluntary Termination, pursuant to Section 7(d) of the Employment Agreement. Employee hereby acknowledges that without this Agreement, Employee is not otherwise entitled to the consideration listed in this Section 2 or any other severance or separation benefits from the Company.
3. Employee expressly agrees that for the purpose of the Award Documents, Employee’s termination will be considered a “Retirement” or “Termination by Reason of Retirement” as appropriate to the specific Award Document. The Parties agree that as a result of his retirement under the Award Documents, Employee is entitled to accelerated vesting equal to (a) 50% of the Employee’s then unvested restricted stock units, and (b) a pro-rated number of performance share units, based on number of months employed during the relevant performance period and subject to certified corporate performance. Except for any vesting provided pursuant to the terms of the CEO Retirement Benefits, Employee will have no further right to the vesting of any of Employee’s Awards following the Retirement Date or the shares subject thereto.
4. The Parties agree that this Agreement does not terminate any rights that Employee might have pursuant to any grant letter under the annual cash bonus program, including the 2021 annual bonus, subject to the terms of the 2021 bonus program.
5. Employee’s health benefits shall cease on the last day of the month in which the Retirement Date occurs, subject to Employee’s right to continue Employee’s health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law.
6. The Company agrees to pay Employee all regular wages, and all accrued and unpaid floating holiday and vacation pay, if any, and to reimburse Employee for all regular and customary work-related expenses, in each case, incurred up through the Retirement Date, consistent with its normal practices, regardless of whether Employee has executed this Agreement.

7. Employee acknowledges that Employee is not entitled to any compensation other than the compensation expressly set forth in this Agreement, and other than as set forth herein, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee through the Retirement Date.
8. The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended; provided however, Employee acknowledges and agrees that neither the Company nor its counsel has made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. Employee agrees to pay any federal and/or state taxes that are required to be paid by Employee with respect to the CEO Retirement Benefits beyond the amount of any withholding by the Company.
9. Employee warrants that he will return any and all equipment, software, data, property and information of the Company or the Company Affiliates, including documents and records or copies thereof relating in any way to any proprietary information of the Company or any of the Company Affiliates whether prepared by the Employee or any other person or entity on or before the Retirement Date. Employee further agrees that he shall not retain any proprietary information of the Company or any of the Company Affiliates after the Retirement Date. Employee hereby reaffirms the covenants contained in the Employment Agreement as if such covenants were set forth herein, including, but not limited to, any and all non-competition, non-solicitation, confidential information, cooperation, anti-assignment and other provisions set forth in Sections 10, 11 and 12 of the Employment Agreement, and (b) all such provisions shall be incorporated herein by reference.
10. Employee agrees that Employee will not disparage or discredit any of the Releasees, as defined herein in Section 13, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees that it will not disparage or discredit Employee and that it will respond to any inquiries about Employee’s employment history with the dates of employment and job title.
11. Employee understands that Employee is eligible for employment with Company (including, without limitation, all parents, affiliates, subsidiaries, and divisions) in the future, subject to the employment needs of the Company.
12. Employee represents, by executing this Agreement, that Employee has not made, and will not make, any assignment of any claim, cause or right of action, or any right of any kind whatsoever, arising from or associated with the employment of Employee or the matters which are released by this Agreement.
13. Employee agrees to and does release the Company, including but not limited to the Company’s predecessors, successors, assigns, parents, subsidiaries, or affiliates, any professional employer organization or co-employer, and the current or former officers, directors, agents, investors, shareholders, and employees of such entities (collectively, the “Releasees”), from any and all liability arising from or associated with Employee’s employment relationship with Company and this Agreement up to and including the date of this Agreement. This release includes any and all claims or disputes Employee has or believes Employee may have arising under any federal, state, local or foreign statute or regulation, including, without limitation, those relating to unfair or discriminatory employment practices or wage and hour or wage collection laws, including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Internal Revenue Code, the Family and Medical Leave Act, the Workers Adjustment and Retraining Act, federal and state whistleblower laws, and any federal or state law or local ordinance dealing with employment compensation, discrimination, retaliation or wrongful discharge (and any and all amendments to any and all of the foregoing laws or ordinances). This release also includes claims based on theories of contract or common law, including but not limited to breach of contract, wrongful discharge under any theory, constructive discharge, intentional or negligent infliction of emotional distress, negligent hiring, negligence, misrepresentation, invasion of privacy, defamation, interference with contract and/or prospective economic advantage. Employee understands that this list is not intended to be exhaustive but merely illustrative; provided, however, that nothing contained herein shall be construed as a waiver or release of (i) the Company’s breach of its obligations under this Agreement; (ii) any vested benefits Employee has in the Company’s 401(k) Plan as of the Retirement Date; and (iii) any claim or cause of action that cannot legally be waived by private agreement, including without limitation any claim for workers' compensation benefits, unemployment benefits, or state or federal disability benefits.
14. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the Releasees. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to any claim Employee does not know or suspect to exist in Employee’s favor at the time of executing this Agreement, as well as under any other statute or common law principles of similar effect.
15. Nothing in this Agreement shall be construed to (a) prohibit Employee from filing a charge or complaint or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, or any other federal, state or local agency (the “Government Agencies”) charged with the enforcement of any laws, including providing documents or other information; or (b) prevent Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees. Notwithstanding the foregoing, by signing this Agreement, Employee is waiving the right to recover any individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive a payment from a government agency for information provided to the government agency. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Confidential Information to any parties other than the Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
16. This Agreement shall not in any way be construed as an admission that the Company has acted wrongfully with respect to Employee or any other person, or that Employee has any rights whatsoever against the Releasees, and the Company specifically disclaims any liability to, or wrongful acts against, Employee or any other person.
17. Employee agrees to indemnify and hold Company harmless from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys’ fees incurred arising out of any breach of this Agreement by Employee, or the fact that any representation made by Employee herein was false when made. In any action to enforce this Agreement, or its terms, the prevailing party shall be entitled to costs, including reasonable attorney’s fees.
18. This is the entire Agreement between the Company and Employee and supersedes any and all prior or contemporaneous agreements, representations, negotiations, or assurances unless specifically incorporated herein.
19. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first class mail, postage pre-paid, by facsimile, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt at the following addresses, or such other addresses as a party shall notify to the other party:

If to the Company: If to Employee:
Employers Holdings, Inc. To the address (or
Attn: General Counsel facsimile number, if any) on
10375 Professional Circle record with the Company
Reno, NV 89521
Fax: (775) 886-1818

The parties shall have the right to change their addresses for future notices by way of written notice delivered pursuant to this Section.
20. Employee represents and agrees that Employee fully understands the right to discuss all aspects of this Agreement with an attorney and that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement.
21. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement not set forth herein made by Company or by any of Company’s agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.

22. If any provision of this Agreement is held to be invalid, void, or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.
23. This Agreement shall be null and void if not executed by Employee within seven (7) days after the receipt by the Employee. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).
24. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.
25. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Employee agrees that his electronic signature on this Agreement and any other documents related to this Agreement or his employment has the same validity, enforceability, and admissibility of a handwritten signature, and consents to the electronic delivery of this Agreement and any documents related to this Agreement or his employment, to the extent permitted by applicable law. If a copy or counterpart of this Agreement is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile or equivalent document shall for all purposes be treated as if manually signed by the Party whose facsimile signature appears.

It is so agreed.

/s/ Michael J. McSally March 8, 2021 /s/ Douglas D. Dirks March 8, 2021
Michael J. McSally Date Douglas D. Dirks Date
Chair, Board of Directors
Employers Holdings, Inc.